EXHIBIT 4.5

NEITHER THESE SECURITIES NOR THE SECURITIES FOR WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

SULPHCO, INC.
WARRANT

       Dated: November 11, 2004

       SulphCo, Inc., a Nevada corporation (the "Company"), hereby certifies that, for value received, Rubenstein Public Relations, Inc. or its registered assigns (the "Holder"), is entitled to purchase from the Company up to a total of 50,000 shares of common stock, $0.001 par value per share (the "Common Stock"), of the Company (each such share, a "Warrant Share" and all such shares, the "Warrant Shares") at an exercise price equal to $1.93 per share (as adjusted from time to time as provided in Section 9, the "Exercise Price"), at any time and from time to time from and after the date hereof and through and including November 11, 2007 (the "Expiration Date"), and subject to the following terms and conditions. This Warrant is referred to herein as the "Warrant."

       1.     Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated:

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

"Closing Price" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company.

"Eligible Market" means any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Person" means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.
"Securities" means this Warrant and any Common Stock issued upon exercise of this Warrant.

"Trading Day" means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading ceases to occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

"Trading Market" means the OTC Bulletin Board or any other Eligible Market, or any national securities exchange, market.

       2.     Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the "Warrant Register"), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

       3.     Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Transfer Agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a "New Warrant"), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

       4.     Exercise and Duration of Warrants.

             (a)     This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 6:30 P.M., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value; provided that, if the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Expiration Date exceeds the Exercise Price on the Expiration Date, then this Warrant shall be deemed to have been exercised in full (to the extent not previously exercised) on a "cashless exercise" basis at 6:30 P.M. New York City time on the Expiration Date if a "cashless exercise" may occur at such time pursuant to Section 10 below.

             (b)     A Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the "Exercise Notice"), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a "cashless exercise" if so indicated in the Exercise Notice and if a "cashless exercise" may occur at such time pursuant to this Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an "Exercise Date." The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

       5.     Delivery of Warrant Shares.

             (a)     Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144 under the Securities Act. The Holder, or any Person so designated by the Holder to receive Warrant Shares, shall be deemed to have become holder of record of such Warrant Shares as of the Exercise Date. The Company shall, upon request of the Holder, use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

             (b)     This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

             (c)     In addition to any other rights available to a Holder, if the Company fails to deliver to the Holder a certificate representing Warrant Shares by the third Trading Day after the date on which delivery of such certificate is required by this Warrant, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Price on the date of the event giving rise to the Company's obligation to deliver such certificate.

             (d)     The Company's obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

       6.     Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

       7.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.

       8.     Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to adjustments and restrictions of Section 9, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.

       9.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

             (a)     Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

             (b)     Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to holders of Common Stock (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, "Distributed Property"), then in each such case the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution shall be adjusted (effective on such record date) to equal the product of such Exercise Price times a fraction of which the denominator shall be the average of the Closing Prices for the five Trading Days immediately prior to (but not including) such record date and of which the numerator shall be such average less the then fair market value of the Distributed Property distributed in respect of one outstanding share of Common Stock, as determined by the Company's independent certified public accountants that regularly examine the financial statements of the Company (an "Appraiser"). In such event, the Holder, after receipt of the determination by the Appraiser, shall have the right to select an additional appraiser (which shall be a nationally recognized accounting firm), in which case such fair market value shall be deemed to equal the average of the values determined by each of the Appraiser and such appraiser. As an alternative to the foregoing adjustment to the Exercise Price, at the request of the Holder delivered before the 90th day after such record date, the Company will deliver to such Holder, within five Trading Days after such request (or, if later, on the effective date of such distribution), the Distributed Property that such Holder would have been entitled to receive in respect of the Warrant Shares for which this Warrant could have been exercised immediately prior to such record date. If such Distributed Property is not delivered to a Holder pursuant to the preceding sentence, then upon expiration of or any exercise of the Warrant that occurs after such record date, such Holder shall remain entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), such Distributed Property.

             (c )     Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above) (in any such case, a "Fundamental Transaction"), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the "Alternate Consideration"). The aggregate Exercise Price for this Warrant will not be affected by any such Fundamental Transaction, but the Company shall apportion such aggregate Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder's request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the Holder's right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request.

             (d)     Number of Warrant Shares. Simultaneously with any adjustments to the Exercise Price pursuant to paragraphs (a) or (b) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

             (e)     Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

             (f)     Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company's Transfer Agent.

             (g)     Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

       10.     Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds; provided, however, the Holder may satisfy its obligation to pay the Exercise Price through a "cashless exercise," in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.

       For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

       11.     Limitation on Exercise.

             (a)      Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% (the "Maximum Percentage") of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph. The Company's obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation. By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but (i) any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such waiver or increase or decrease will apply only to the Holder and not to any other holder of Warrants.

             (b)     Notwithstanding anything to the contrary contained herein, if the Trading Market is the NASDAQ SmallCap Market or any other market or exchange with similar applicable rules, then the maximum number of shares of Common Stock that the Company may issue pursuant to the Transaction Documents at an effective purchase price less than the Closing Price on the Trading Day immediately preceding the Closing Date equals 19.99% cap shares (the "Issuable Maximum"), unless the Company obtains shareholder approval in accordance with the rules and regulations of such Trading Market. If, at the time any Holder requests an exercise of any of the Warrants, the Actual Minimum (excluding any shares issued or issuable at an effective purchase price in excess of the Closing Price on the Trading Day immediately preceding the Closing Date) exceeds the Issuable Maximum (and if the Company has not previously obtained the required shareholder approval), then the Company shall issue to the Holder requesting such exercise a number of shares of Common Stock not exceeding such Holder's pro-rata portion of the Issuable Maximum (based on such Holder's share (vis-à-vis other Holders) of the aggregate purchase price paid under the Purchase Agreement and taking into account any Warrant Shares previously issued to such Holder), and the remainder of the Warrant Shares issuable in connection with such exercise or conversion (if any) shall constitute "Excess Shares" pursuant to Section 12(c) below. For the purposes hereof, "Actual Minimum" shall mean, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants, ignoring any limits on the number of shares of Common Stock that may be owned by a Holder at any one time.

             (c)     In the event that any Holder's receipt of shares of Common Stock upon exercise of this Warrant is restricted based on the Issuable Maximum, the Company shall either: (i) use its best efforts to obtain the required shareholder approval necessary to permit the issuance of such Excess Shares as soon as is reasonably possible, but in any event not later than the 60th day after the event giving rise to such Excess Shares, or (ii) within five Trading Days after such event, pay cash to such Holder, as liquidated damages and not as a penalty, in an amount equal to the difference between the Black Scholes value of this Warrant assuming the limitations in Section 12(b) were not applicable and the Black Scholes value of this Warrant after giving effect to the limitations in Section 12(b), measured as of the date of such event or, if greater, the date of payment (such difference, the "Cash Amount"). If the Company elects the first option under the preceding sentence and the Company fails to obtain the required shareholder approval on or prior to the 60th day after such event, then within three Trading Days after such 60th day, the Company shall pay the Cash Amount to such Holder, as liquidated damages and not as a penalty.

       12.     Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. If any fraction of a Warrant Share would, except for the provisions of this Section, be issuable upon exercise of this Warrant, the number of Warrant Shares to be issued will be rounded up to the nearest whole share.

       13.     Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as follows or such other address as the Holder or the Company, as the case may be, shall provide from time to time:

If to the Company:

SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV 89431
Attention: President
Facsimile: (775) 829-1351

If to the Holder:

Rubenstein Public Relations, Inc.
1345 Avenue of the Americas
New York, NY 10105-0109
Facsimile: (212) 843-9200

       14.     Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days' notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder's last address as shown on the Warrant Register.

       15.     Piggyback Registration Rights. The Holder will be entitled to "piggyback" registration rights on registrations of the Company in accordance with terms and subject to the conditions set forth in Appendix One to this Warrant.

       16.     Securities Compliance. By acceptance of this Warrant, Holder hereby represents as follows:

a.   Risk of Investment. Holder understands that the purchase of the Securities involves a high degree of risk including, but not limited to, the following: (i) only investors who can afford the loss of their entire investment should consider investing in the Company or the Securities, (ii) Holder may not be able to liquidate his investment, (iii) transferability of the Securities is limited under applicable securities laws, and (iv) an investment in the Securities involves a high degree of risk.

b.   Lack of Liquidity. Holder confirms that he is able (i) to bear the economic risk of this investment, (ii) to hold the Securities for an indefinite period of time, and (iii) to afford a complete loss of his investment.

c.   Purchaser Capacity. Holder hereby represents that, by reason of his business or financial experience, has the capacity to protect his own interests in connection with the acquisition of the Securities.

d.   Receipt of Information. Holder hereby acknowledges that he has been furnished by the Company with all information regarding the Company which Holder has requested, has been afforded the opportunity to ask questions of, and to receive answers from, duly authorized officers or other representatives of the Company concerning the terms and conditions of the Securities and the affairs of the Company and has received any additional information which Holder has requested.

e.   Reliance on Information. Holder has relied and will rely upon his own independent investigation in making the decision to invest in the Securities. To the extent deemed necessary or advisable by it, Holder has retained, at the sole expense of Holder, and relied upon, appropriate professional advice regarding the investment, tax and legal merits and consequences of an investment in the Securities.

f.   No Solicitation. Holder represents that no Securities were offered or sold to Holder by means of any form of general solicitation or general advertising, and in connection therewith Holder has not (i) received or reviewed any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available, or (ii) attended any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

g.   Registration. Holder hereby acknowledges that the offer and sale of the Securities has not been registered with, reviewed by or qualified with the Securities and Exchange Commission or any state regulatory authority, and is intended to be exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) and Regulation D thereunder. Holder shall not sell or otherwise transfer the Securities unless a subsequent disposition is registered under the Securities Act of 1933 or is exempt from such registration. The Company shall be under no obligation to register the resale of the Securities except as expressly provided in Section 15 of this Warrant.

h.   Purchase for Own Account. Holder understands that the Securities have not been registered under the Securities Act of 1933 by reason of a claimed exemption under the provisions of the Securities Act of 1933 which depends, in part, upon Holder's investment intention. In this connection, Holder hereby represents that he is purchasing Securities for his own account for investment and not with a view toward the resale or distribution to others or for resale in connection with any distribution or public offering (within the meaning of the Securities Act of 1933), nor with any present intention of distributing or selling the same and Holder has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the disposition thereof.

i.   Holding Period. Holder understands that the Securities are subject to significant limitations on resale under applicable securities laws. Holder understands that reliance upon Rule 144 under the Securities Act of 1933 for resales of the Securities requires, among other conditions, a one-year holding period prior to the resale (such resale after such one year holding period being further subject to sales volume limitations). Holder understands and hereby acknowledges that the Company is under no obligation to register any of the Securities under the Securities Act, any applicable state securities or "blue sky" laws or any applicable foreign securities laws, except as set forth in Section 15 of this Warrant.

j.   Legends. Holder consents to the placement of the legend set forth on the first page of this Warrant, on any certificate or other document evidencing the Securities. Holder further consents to the placement of one or more restrictive legends on any Securities issued in connection with this Warrant as may be required by applicable securities laws. Holder is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the Securities.

k.   Accredited Investor. Holder represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D.

l.   Reliance on Representation and Warranties. Holder understands that the Securities are being offered and sold to the undersigned in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Holder set forth herein in order to determine the applicability of such exemptions and the suitability of Holder to acquire the Securities.

       17.     Miscellaneous.

             (a)     Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

             (b)     The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares on the exercise of this Warrant, and (iii) will not close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

             (c)     Governing Law; Venue; Waiver Of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this warrant shall be governed by and construed and enforced in accordance with the laws of the state of new york. each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the city of new york, borough of manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the transaction documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. the company hereby waives all rights to a trial by jury.

             (d)     The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

             (e)     In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

SULPHCO, INC.

By: /s/ Kirk S. Schumacher
Name: Kirk S. Schumacher
Title: President

Appendix One

       1.1     Company Registration.

             (a)     If (but without any obligation to do so) the Company proposes to register any of its stock (including a registration effected by the Company for stockholders other than the Holder) or other securities under the Securities Act of 1933 (the "1933 Act") in connection with the public offering of such securities, the Company shall, at such time, promptly give Holder notice of such registration. On the request of Holder given within ten (10) days after such notice by the Company, the Company shall, subject to the provisions of Section 1.3, use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered.

             (b)     The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.1 prior to the effectiveness of such registration, whether or not Holder shall have elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.8 hereof.

             (c )     In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.1 to include Holder's securities in such underwriting, unless Holder accepts the terms of the underwriting as agreed between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with the underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested to be included in such offering by the Company, the Holder and other security holders to whom registration rights have been granted exceeds the amount of securities that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of securities (including Registrable Securities) that the underwriters determine in their sole discretion will not jeopardize the success of the offering; provided, that the amount of Registrable Securities requested by Holder to be included in such offering pursuant to this Section 1.1 and all other securities requested by other holders to be included in such offering pursuant to other "piggyback" registration rights shall be reduced first (subject to the rights of such other holders, the Registrable Securities and other securities so reduced to be apportioned pro rata among Holder and other holders according to the total amount of Registrable Securities and other securities requested to be included therein by Holder and other holders) before any reduction of any securities sold by the Company to be included in such offering.

       1.2     Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             (a)     except as otherwise provided, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use best efforts to cause such registration statement to become effective, and keep such registration statement effective for a period of up to one year, except to the extent that the Holders (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) of such Registrable Securities may sell those Registrable Securities in any three-month period without regard to the volume limitation and without registration in compliance with Rule 144 under the 1933 Act;

             (b)     prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the 1933 Act with respect to the disposition of all securities covered by such registration statement during the period of time such registration statement remains effective;

             (c )     furnish to the Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by it;

             (d)     use best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

             (e)     in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

             (f)     during the period of time such registration statement remains effective, notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (g)     cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which securities of the same class issued by the Company are then listed; and

             (h)     provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

       1.3     Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of Holder that Holder shall furnish to the Company such information regarding Holder, the Registrable Securities held by such Holder, and the intended method of disposition of such securities as shall be required to effect the registration of such Registrable Securities.

       1.4     Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant to this Section 1, including all registration, filing and qualification fees, printing fees and expenses, accounting fees and expenses, fees and disbursements of counsel for the Company shall be borne by the Company. Anything herein to the contrary notwithstanding, all underwriting discounts and commissions incurred in connection with a sale of Registrable Securities and fees and expenses of counsel for Holder shall be borne and paid by Holder, and the Company shall have no responsibility therefor.

       1.5     Indemnification. If any Registrable Securities are included in a registration statement under this Section 1:

             (a)     To the extent permitted by law, the Company will indemnify and hold harmless Holder, the partners or officers, directors and stockholders of Holder, legal counsel and accountants for Holder, any underwriter (as defined in the 1933 Act) for Holder and each person, if any, who controls Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law; and the Company will reimburse Holder, underwriter or controlling person for any legal or other expenses incurred, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement in this Section 1.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based on a Violation that occurs in reliance on and in conformity with written information furnished expressly for use in connection with such registration by Holder, underwriter or controlling person.

             (b)     To the extent permitted by law, Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who shall have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, legal counsel and accountants for the Company, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages or liabilities to which any of the foregoing persons may become subject, under the 1933 Act, the 1934 Act or any other federal or state securities law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance on and in conformity with written information furnished by Holder expressly for use in connection with such registration; and Holder will reimburse any person intended to be indemnified pursuant to this Section 1.5(b), for any legal or other expenses reasonably incurred, as incurred, by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement in this Section 1.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed); and provided further that in no event shall any indemnity by Holder under this Section 1.5(b), when aggregated with amounts contributed, if any, pursuant to Section 1.5(d), exceed the net proceeds from the sale of Registrable Securities hereunder received by such Holder.

             (c )     Promptly after receipt by an indemnified party under this Section 1.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.5, deliver to the indemnifying party notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent that the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified parties; provided that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to notify the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.5, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.5.

             (d)     If the indemnification provided in this Section 1.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that shall have resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided that in no event shall any contribution by Holder under this Section 1.5(d), when aggregate with amounts paid, if any, pursuant to Section 1.5(b), exceed the net proceeds from the sale of Registrable Securities hereunder received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

             (e)     Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

             (f)     The obligations of the Company and Holder under this Section 1.5 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

       1.6     Assignment of Registration Rights. The rights to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities.

       1.7     Termination of Registration Rights. Holder shall not be entitled to exercise any right provided in this Section 1 with respect to a Registrable Security (i) after the date on which that Registrable Security has been sold under a registration statement filed in accordance with this Agreement, if a Registration Statement covering the Registrable Securities is in effect, or (ii) if all Registrable Securities held by Holder (and any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three-month period without volume limitation and without registration in compliance with Rule 144 under the 1933 Act.

       1.8     Certain Definitions. As used herein the following terms shall have the respective meanings set forth below. All capitalized terms not defined in this Appendix shall have the meanings set forth in the Warrant of which this Appendix is a part.

             (a)     "Registrable Securities" means the shares of the Company's Common Stock issued pursuant to the Warrant, provided that there shall be excluded any Registrable Securities sold by a person in a transaction in which that person's rights under this Section 1 are not assigned.

             (b)     "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.6 hereof.

FORM OF EXERCISE NOTICE

(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: SulphCo, Inc.

The undersigned is the Holder of a Warrant (the "Warrant") issued by SulphCo, Inc., a Nevada corporation (the "Company") on November 11, 2004. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

1.     The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

2.     The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

3.     The Holder intends that payment of the Exercise Price shall be made as (check one):

             ____     "Cash Exercise" under Section 10

             ____     "Cashless Exercise" under Section 10 (if permitted)

4.     If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

5.     Pursuant to this exercise, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

6.     Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

Dated: ,	Name of Holder:

(Print)

By:
Name:
Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

       [To be completed and signed only upon transfer of Warrant]

       FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the within Warrant to purchase ____________ shares of Common Stock of SulphCo, Inc. to which the within Warrant relates and appoints ________________ attorney to transfer said right on the books of SulphCo, Inc. with full power of substitution in the premises.

Dated: ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

In the presence of: